As filed with the Securities and Exchange Commission on October 6, 2026

Registration No. 333-275646

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-275646

UNDER

THE SECURITIES ACT OF 1933

BioLife Solutions, Inc.

(BioLife Solutions, LLC, as successor by merger to BioLife Solutions, Inc.)

(Exact name of registrant as specified in its charter)

Delaware	94-3076866
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3303 Monte Villa Parkway, Suite 310, Bothell, Washington 98021

(425) 402-1400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

George Scott

President, BioLife Solutions, LLC

c/o Repligen Corporation

41 Seyon Street, Bldg. 1, Suite 100

Waltham, MA

(781) 250-0111

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stuart M. Cable

Jacqueline Mercier

Tevia K. Pollard

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Telephone: (617) 570-1000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Shelf Registration Statement on Form S-3 (No. 333-275646) (the “Registration Statement”) previously filed by BioLife Solutions, Inc., a Delaware corporation (the “Registrant”), with the U.S. Securities and Exchange Commission on November 17, 2023, pertaining to the registration of up to $75,000,000 in aggregate offering price of the Registrant’s (a) shares of common stock, par value $0.001 per share, (b) shares of preferred stock, par value $0.001 per share, (c) debt securities, (d) warrants, (e) units, and (f) rights and removes from registration all securities previously registered under the Registration Statement that have not been sold or otherwise issued as of the date hereof.

On October 6, 2026, (a) Bravo Merger Sub I, Inc. (“Merger Sub I”), a Delaware corporation and wholly owned subsidiary of Repligen Corporation, a Delaware corporation (“Repligen”), merged with and into the Registrant (the “First Merger”) with the Registrant surviving the First Merger as a direct, wholly owned subsidiary of Repligen (the “Surviving Company”), and (b) immediately following the First Merger, the Surviving Company merged with and into Bravo Merger Sub II (“Merger Sub II”), a Delaware limited liability company and a wholly owned subsidiary of Repligen (the “Second Merger,” and, together with the First Merger, the “Mergers”), with Merger Sub II surviving the Second Merger as a direct, wholly owned subsidiary of Repligen, and renamed “BioLife Solutions, LLC.” The Mergers were consummated pursuant to that certain Agreement and Plan of Merger, dated as of July 21, 2026, by and among the Registrant, Repligen, Merger Sub I and Merger Sub II.

As a result of the Mergers, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to the Registration Statement. In accordance with undertakings made by Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Registrant’s securities that had been registered under the Registration Statement which remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration any and all such securities of the Registrant registered pursuant to the Registration Statement that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bothell, State of Washington on October 6, 2026.

BIOLIFE SOLUTIONS, LLC, as successor by merger to BioLife Solutions, Inc.

By:	/s/ George Scott
Name:	George Scott
Title:	President and Authorized Person

No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act of 1933, as amended.